Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
BroadVision, Inc.
Redwood City, California
     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of BroadVision, Inc., which are contained in that Prospectus, and of our report dated March 11, 2005, except for the Basis of Presentation — Going Concern Uncertainty discussion in Note 1, as to which the date is November 11, 2005, relating to the financial statement schedule, which is contained in Part II of the Registration Statement. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
     We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California
February 1, 2006